Baker Hostetler LLP

45 Rockefeller Plaza

New York NY 10111

T 212.589.4200

F 212.589.201

www.bakerlaw.com

August 3, 2012

Triton Pacific Investment Corporation, Inc.

10877 Wilshire Boulevard,

12th Floor

Los Angeles, California 90024

Ladies and Gentlemen:

We have acted as counsel to Triton Pacific Investment Corporation, Inc., a Maryland corporation (the “Company”), in connection with its Registration Statement on Form N-2 filed with the Securities and Exchange Commission (Registration No. 333-174873) and all amendments thereto, relating to the registration under the Securities Act of 1933, as amended (the “Act”), and proposed offer and sale of up to 20,000,000 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”).

We have examined the Registration Statement, copies of the Company’s Articles of Incorporation and By-Laws, all relevant resolutions adopted by the Company’s Board of Directors and such other corporate records, certificates and documents as we have deemed necessary to render this opinion. As to certain factual matters relevant to this opinion, we have relied on information obtained from public officials and officers of the Company. We have assumed the genuineness of all signatures on all documents we have examined, the legal capacity of natural persons, the conformity to original documents of all documents submitted to us as copies and the authenticity of all such original documents.

We have assumed that appropriate action has been or will be taken, prior to the offer and sale of the Shares, to register or qualify the Shares for sale under all applicable state securities or “blue sky” laws.

Based on the foregoing, we are of the opinion that, when the Registration Statement has become effective under the Act, the Shares, when issued and sold under the circumstances contemplated in the Registration Statement, will be legally issued, fully paid and non-assessable.

We express no opinion with respect to the laws of, or the effect or applicability of the laws of, any jurisdiction other than, and our opinion expressed above is limited to, the laws of the State of Maryland. This opinion is limited to the matters set forth in this letter and no other opinion should be inferred beyond the matters stated above.

Our opinion is rendered solely for your benefit in connection with the transactions referred to above and may not be relied on by any other party. This opinion speaks as of the date hereof and we do not undertake any obligation to provide you with any update of this opinion.

We consent to the use of our name under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/Baker Hostetler LLP

Baker Hostetler LLP